Exhibit 10.5

ICAGEN, INC.

Summary of Director Compensation

Compensation of our Directors

Icagen, Inc. reimburses each non-employee director for out-of-pocket expenses they incur in attending Board and committee meetings and pays each non-employee director an annual retainer fee of $25,000. The Chairman of the Company’s Audit Committee receives an additional annual retainer of $10,000 and other committee chairmen receive an additional annual retainer of $3,000. In addition, the Company pays each non-employee director $1,000 for attendance at each Board meeting in which he or she participates in person or $500 if attendance is by telephone. Each non-employee director also receives $1,000 for each meeting of a committee of the Board in which he or she participates in person or $500 if attendance is by telephone that is held on a day other than the day of the date of any meeting of the full Board of Directors. Directors who are also the Company’s employees do not receive any compensation in their capacities as directors.

Upon the commencement of service on the Board by any non-employee director, the Company grants to such person a non-statutory stock option to purchase the number of shares of the Company’s common stock equal to the product of (i) 10,000 shares of the Company’s common stock divided by 12 and (ii) the number of full calendar months between the date of commencement of service and the month in which the Company’s next annual meeting of stockholders is scheduled to occur. Each of the Company’s non-employee directors is also automatically granted a non-statutory stock option to purchase 10,000 shares of the Company’s common stock every year on the first business day after the Company’s Annual Meeting of Stockholders. In addition, the Company’s Chairman of the Board of Directors receives a non-statutory stock option to purchase 20,000 additional shares of the Company’s common stock every year on the first business day after the Company’s Annual Meeting of Stockholders. Options granted to the Company’s non-employee directors are fully vested on the date of grant and have exercise prices equal to the closing price of the Company’s common stock on the date of grant.

In order to transition the Company’s policy of automatically granting options to non-employee directors every year on the first business day of the calendar year to every year on the first business day after the Company’s Annual Meeting of Stockholders, on January 2, 2008, each of the Company’s non-employee directors will receive a non-statutory stock option to purchase 5,000 shares of the Company’s common stock. The Company’s Chairman of the Board of Directors will also receive a non-statutory stock option to purchase 10,000 additional shares of the Company’s common stock. These options will be fully vested on the date of grant and will have exercise prices equal to the closing price of the Company’s common stock on the date of grant.